Letter of Intent

November 20, 2008

Goldvale Resources, Inc.
718 Richfield Avenue
Kenilworth, New Jersey 07033

Gentlemen:

This Letter of Intent hereby sets forth the mutual understanding with respect to the proposed share exchange transaction between NXT Nutritonals, Inc., a Delaware corporation (“NXT”), and Goldvale Resources, Inc., a Delaware corporation (the "Company”). This Letter of Intent constitutes a legally binding obligation or commitment of NXT and the Company with respect to any matter provided for or contemplated herein (except as otherwise provided herein).

The proposed terms of the Share Exchange Agreement are as follows:

1. Definitive Agreement.  Promptly after the execution of this Letter of Intent, NXT and the Company shall commence the negotiation and preparation of definitive documentation (the "Definitive Agreement"), setting forth the specific terms and conditions of the share exchange transaction (the “Transaction”) proposed hereby. The parties shall use their reasonable best efforts to negotiate in good faith the Definitive Agreement which will contain, among other standard terms and conditions, the following provisions:

a. Until the closing of the Share Exchange Transactions (the “Closing”), the Company shall maintain accurate and current filings with the Securities and Exchange Commission.  The Company shall maintain listing for its common stock on the Over the Counter bulletin board.

b.  Prior to the Closing, NXT shall deliver to the Company financial statements including a balance sheet, statement of operations, statement of cash flow and statement of shareholders’ equity, prepared by an independent auditor in compliance with U.S. GAAP (“Audited Financial Statements”). The independent auditor shall be registered with the Public Company Accounting Oversight Board (PCAOB) and performs audits of publicly-held companies in accordance with guidelines established by the SEC and the PCAOB.

c. At the Closing, the holders of all of the issued and outstanding common stock of NXT (the “NXT Shares”) will transfer all the NXT Shares to the Company, whereby NXT shall become a wholly owned subsidiary of the Company. In consideration for the 100% equity ownership interest in NXT, the Company shall issue to the holders of the NXT Shares a total of 21,830,000 post-split shares of the common stock of the Company.

d. The Definitive Agreement shall contain customary representations, warranties and indemnities made by the Company, NXT and the majority shareholders of NXT.

2. Closing Date. The Transaction shall be completed no later than the 31st day of January 2009 (the “Closing Date”).

3. Conditions Precedent to the Obligations of NXT. The obligations of NXT under this Letter of Intent are subject to the satisfaction of the following conditions:

a. Prior to the Closing Date, the Company will change its company name to NXT Nutritional Holdings, Inc.

b.  Prior to the Closing Date, the Company will implement a 2-for-1 forward stock split of all of its issued and outstanding shares of common stock.

4. Conduct of Business. Prior to the execution of the Definitive Agreement and the Closing of the Transaction, the Company will conduct its operations in the ordinary course consistent with past practice. The Company will not (a) issue any capital stock or grant any options with respect to its capital stock; (b) make any distributions, dividends or other payments to any affiliate or shareholders; make any acquisition, by means of a merger or otherwise, of a material amount of assets or securities, other than acquisitions in the ordinary course consistent with past practice; (c) agree to any sale, lease, encumbrance or other disposition of a material amount of assets or securities or any material change in its capitalization, other than sales or other dispositions in the ordinary course consistent with past practice; (d) enter into any material contract other than in the ordinary course of business or agree to any release or relinquishment of any material contract rights; (e) incur any long-term debt or short-term debt for borrowed money except for debt incurred in the ordinary course consistent with past practice; or (f) agree in writing or otherwise to take any of the foregoing actions.

5. Conditions Precedent to Closing.  The Definitive Agreement shall provide that the Transactions are expressly conditioned upon the following:

a. NXT shall have delivered Audited Financial Statements, as described in Section 1(b).

b. The Company shall have satisfied all of its periodic reporting requirements with the Securities and Exchange Commission prior to the Closing, and the Company shall deliver to NXT all necessary materials, financial and otherwise in order to continue and maintain accurate records and filings with the Securities and Exchange Commission. The Company will work with the SEC approved auditor identified by NXT to coordinate the filing of a Form 8-K, the Company will direct current financial representatives to prepare a copy of all current financial records; and the Company will direct current financial representatives to issue letter expressing satisfaction of all filings to be included in a Form 8-K; and

c. All third party and other consents required for the Transaction shall have been obtained; and

d. The Transaction shall have been approved by all necessary entity action on the part of NXT, the Company and any subsidiary in accordance with all applicable law; and

e. No action, suit or proceeding shall have been instituted or, to the knowledge of the parties, be pending or threatened before any court or other governmental body by any public agency or governmental authority seeking to restrain, enjoin or prohibit the Transaction or to seek damages or other relief in connection therewith against any member of management of either NXT or the Company; and

f. No action, suit or proceeding shall have been instituted or, to the knowledge of the parties, be pending or threatened before any court or other governmental body by any private party, public agency or governmental authority seeking to restrain, enjoin or prohibit the Transaction or to seek damages or other relief in connection therewith against any member of management of either NXT or the Company.  The Company shall indemnify NXT against potential litigation arising from activities prior to the Transaction, and NXT shall indemnify the Company against potential litigation arising from activities prior to the Acquisitions; and

g. Expenses.  Each party shall be responsible for its own attorney fees and other costs and expenses, anticipated or otherwise, relating to preparing the Definitive Agreement.

6. Public Announcements.  Neither party will make any public disclosure concerning the matters set forth in this Letter of Intent or the negotiation of the proposed Transaction without the prior written consent of the other party, which consent shall not be unreasonably withheld.  If and when either party desires to make such public disclosure, after receiving such prior written consent, the disclosing party will give the other party an opportunity to review and comment on any such disclosure in advance of public release.  Notwithstanding the above, to the extent that either party is advised by counsel that disclosure of the matters set forth in this Letter of Intent is required by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction or is otherwise required by law, then such disclosing party will provide the other party, if reasonably possible under the circumstances, prior notice of such disclosure as well as an opportunity to review and comment on such disclosure in advance of the public release.

7. Due Diligence; Confidentiality Agreement.  Each party and its representatives, officers, employees and advisors, including accountants and legal advisors, will provide the other party and its representatives, officers, employees and advisors, including accountants and legal advisors, with all information, books, records and property (collectively, “Transaction Information”) that such other party reasonably considers necessary or appropriate in connection with its due diligence inquiry.  Each party agrees to make available to the other party such officers, employees, consultants, advisors and others as reasonably requested by the other party for meetings, visits, questions and discussions concerning each other and the Transaction.  Each of the parties will use its reasonable best efforts to maintain the confidentiality of the Transaction Information, unless all or part of the Transaction Information is required to be disclosed by applicable securities laws or to the extent that such disclosure is ordered by a court of competent jurisdiction.  Each party will have until 12:00PM Eastern standard time on November 30, 2008 (the “Due Diligence Review Period”) to complete their initial due diligence review of the respective documents, unless the Definitive Agreement specifies a different deadline for completion of such due diligence review.

8. Expenses.  Each of the parties will be responsible for its own expenses in connection with the Transaction, including fees and expenses of legal, accounting and financial advisors.

9. Governing Law.  This Letter of Intent and the Definitive Document shall be governed by and Interpreted in accordance with the laws of the State of Delaware.

10. Compliance with the Securities Laws.  NXT acknowledges that it and its officers, directors, shareholders and employees and other representatives may, in connection with their consideration of the proposed Transaction, come into possession of material non-public information about the Company. Accordingly, NXT will use its best efforts to ensure that none of its officers, directors, shareholders and employees or other representatives will trade (or cause or encourage any third party to trade) in any of the securities which they will receive as a result of the Transaction while in possession of any such material, non-public information. The Company acknowledges that it and its officers, directors, shareholders and employees and other representatives may, in connection with their consideration of the proposed Transaction, come into possession of material non-public information about NXT and their respective affiliates.  Accordingly, the Company will use its best efforts to ensure that none of its officers, directors, shareholders and employees or other representatives will trade (or cause or encourage any third party to trade) in any of the securities which they will receive as a result of the Transaction while in possession of any such material, non-public information.

11. Counterparts.  This letter of intent maybe executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Fax copies of signatures shall be treated as originals for all purposes.

If this letter accurately reflects our agreements and understandings with respect to the proposed Transaction, please confirm this by signing and returning the enclosed counterpart copy of this letter to the undersigned.

Very truly yours,

NXT Nutritionals, Inc. /s/ Mike McCarthy Name: Mike McCarthy Title: CEO

Goldvale Resources, Inc.

/s/ Brian Renda
Name: Brian Renda
Title: President, CEO